SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 --------------

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 30, 1999

                             OBJECTSOFT CORPORATION
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               (Exact Name of Registrant as Specified in Charter)

               Delaware                     1-10751             22-3091075
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    (State or Other Jurisdiction          (Commission          (IRS Employer
          of Incorporation)                File No.)        Identification No.)

Continental Plaza III, 433 Hackensack Avenue, Hackensack, NJ             07601
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(Address of Principal Executive Offices)                              (Zip Code)


        Registrant's telephone number, including area code (201) 343-9100

                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 5.  OTHER EVENTS

          On December 30, 1999, the Company entered into a 6% Series G Convertible Preferred Stock Subscription Agreement (the "Agreement") with several institutional investors (the "Investors") which provides, subject to the fulfillment of various conditions, for the Investors to purchase up to $2,500,000 of 6% Series G Convertible Preferred Stock (the "Preferred Shares") in two separate tranches. On December 30, 1999, the Investors purchased the first tranche of 20,000 Preferred Shares (the "Initial Preferred Shares") and warrants to purchase an aggregate of 200,000 shares of the Company's Common Stock (the "Common Stock") for an aggregate purchase price of $2,000,000. The Preferred Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Regulation D thereunder. The Company agreed to promptly file a registration statement under the Securities Act registering for resale shares of the Company's Common Stock issuable in connection with the Agreement.

          On February 1, 2000 an additional investor (the "Additional Investor") may purchase, for an aggregate purchase price of $500,000, 5,000 additional Preferred Shares (the "Additional Preferred Shares") and warrants to purchase an aggregate of 50,000 shares of Common Stock.

          At the closing of the purchase of the Initial Preferred Shares, the Company issued to Intercoastal Financial Services Corp. (the "Placement Agent"), as placement agent fees, 1,200 Preferred Shares, a warrant to purchase 50,000 shares of Common Stock and $10,000 for reimbursement of legal fees. At the closing of the purchase of the Additional Preferred Shares tranche, the Company will issue to the Placement Agent, as placement agent fees, 300 Preferred Shares, and a warrant to purchase 12,500 shares of Common Stock.

         Each share of Preferred Stock may be converted into shares of Common Stock, at a conversion rate determined by dividing $100, the purchase price per share of Preferred Stock, by the Conversion Price, which is the lesser of (a) $2.6875 or (b) the average of the two lowest closing bid prices of the Common Stock during the 20 day trading period immediately preceding the conversion date (the "Lookback Period"). (The Lookback Period is increased by two trading days on the last trading day of each month, starting on the first day of the fourth month from the first closing of the issuance of the Preferred Stock, until the Lookback Period equals a maximum of thirty trading days.) The shares of Preferred Stock may not be converted until the earlier of (i) the ninetieth day after the first closing of the issuance of the Preferred Stock and (ii) the effective date of the Registration Statement, and thereafter only one-third of a holder's acquired shares of Preferred Stock may be converted, on a cumulative basis, during each 30 day period.

         The number of shares of common Stock issuable to each holder of Preferred Shares at any time upon conversion will may exceed the number of shares which, when aggregated with all other shares of Common Stock then owned of record by such holder or which such holder may acquire within 60 days upon exercise of any outstanding options or warrants of the Company, would result in such holder owning, in aggregate, more than 4.99% of all of the Company's outstanding Common Stock on the date of conversion (more than 9.99% with respect


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to each holder which owned more than 4.99% of the Company's outstanding Common
Stock on December 29, 1999).

         The Preferred Stock will automatically convert into Common Stock on the second anniversary of the Closing Date.

         The Warrants are exercisable for five years at an exercise price of $2.95625. One-half of each Investor's Warrants are callable at a nominal price if the Common Stock trades at a price equal to or in excess of 150% of the exercise price for 20 consecutive trading days.

          The foregoing is a brief description of the terms of the financing arrangement. It is not complete and it is qualified by reference to the Agreement dated December 30, 1999, the Certificate of Designation of the Series G Convertible Preferred Stock, the Form of Warrant and the Registration Rights Agreement, which have been filed as Exhibits to this Current Report.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)      Exhibits.



Exhibit
   No.                              Description
   ---                              -----------

4.1     -        6% Series G Convertible Preferred Stock Subscription Agreement,
                 dated as of December 30, 1999

4.2     -        Certificate of Designation of Series G Preferred Stock

4.3     -        Form of Investors' Warrant

4.4     -        Registration Rights Agreement dated as of December 30, 1999


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                                    SIGNATURE

         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: January 4, 2000

                                OBJECTSOFT CORPORATION

                                By:  /s/David E. Y. Sarna
                                     --------------------
                                        David E. Y. Sarna
                                        Chairman, Co-Chief Executive Officer and
                                        Secretary

                                      -4-


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                                  EXHIBIT INDEX
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Exhibit
   No.                                 Description
   ---                                 -----------

4.1      -      6% Series G Convertible Preferred Stock Subscription Agreement,
                dated as of December 30, 1999

4.2      -      Certificate of Designation of Series G Preferred Stock

4.3      -      Form of Investors' Warrant

4.4      -      Registration Rights Agreement dated as of December 30, 1999